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                                                  Filed Pursuant to Rule 424b(3)
                                                    Registration No. 333-84029
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                                  PROSPECTUS
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                               Corel Corporation
                       1,000,000  shares of common stock

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Corel's common stock currently trades on The Nasdaq Stock Market and The Toronto
                                Stock Exchange.
Last reported sale price on The Nasdaq Stock Market on August 30, 1999: $6.38 per share.
                            Trading Symbol: CORL

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                                  The Offering

     The selling stockholders named on page 5 of this prospectus are selling all of the shares of common stock offered in this prospectus. Corel will not receive any of the proceeds from the sale of these shares. These shares are being offered on a continuous basis under Rule 415 of the Securities Act of 1933 and will be sold from time to time as described under "Plan of Distribution."

     Corel will pay approximately $22,000 in registration expenses. Corel will not be required to pay any discounts, commissions or selling expenses in connection with this registration. The selling stockholders, and broker-dealers who may participate in sale of the shares covered by this prospectus, may use this prospectus. The shares covered by this prospectus may, if qualified, also be sold pursuant to Rule 144 of the Securities Act or any other applicable exemption.

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     This investment involves a high degree of risk.  Please carefully consider the "Risk Factors" beginning on page 2 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

               The date of this prospectus is August 30, 1999

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